GRANTED

EFiled: Feb 28 2023 02:59PM EST

Transaction ID 69234944 Case No. 2023-0083-LWW

IN RE LORDSTOWN MOTORS CORP.

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

C.A. No. 2023-0083-LWW

[PROPOSED] AMENDED FINAL ORDER AND JUDGMENT

WHEREAS, this Court having reviewed the Verified Petition for Relief Pursuant to 8 Del. C. § 205 filed by petitioner Lordstown Motors Corp., the Court having considered the factors in 8 Del. C. § 205(d), and for good cause having been shown,

IT IS HEREBY ORDERED this  day of  , 2023, that:

1.The 2020 Class A Increase Amendment and Certificate of Incorporation, including the filing and effectiveness thereof, are hereby validated and declared effective as of 10:36 a.m. (EDT) on October 23, 2020.1
2.All shares of capital stock of the Company issued in reliance on the effectiveness of the 2020 Class A Increase Amendment and Certificate of Incorporation, including 115,120,243 shares of Class A Common Stock issued by the Company in connection with or after the Merger, are hereby validated and declared effective as of the date and time of the original issuance of such shares.
3.	The above-captioned action is hereby CLOSED.

1 Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Petition.

The Honorable Lori W. Will

This document constitutes a ruling of the court and should be treated as such.

Court: DE Court of Chancery Civil Action

Judge: Lori W. Will

File & Serve Transaction ID: 69234032

Current Date: Feb 28, 2023

Case Number: 2023-0083-LWW

Case Name: CLOSED (2.22.23) - In Re Lordstown Motors Corp.

Court Authorizer Comments: The petition is granted for the reasons set forth in the court's Opinion Regarding Section 205 Petition, dated Feb. 21, 2023. /s/ Judge Lori W. Will